EXHIBIT 10.13

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE PAYMENT AGREEMENT

THIS LICENSE PAYMENT AGREEMENT (this “Agreement”) is made effective as of April 14, 2014 (the “Effective Date”), by and among Novosom Verwaltungs GmbH, a German corporation with a corporate address of Weinbergweg 22, 06120 Halle, Germany (“Novosom”), and ProNAi Therapeutics, Inc., a Delaware corporation, with a corporate address of 46701 Commerce Center Drive, Plymouth, MI 48170 (“ProNAi”). ProNAi and Novosom are collectively referred to herein as the “Parties” and each of them as a “Party.”

BACKGROUND

Novosom and ProNAi are parties to that certain Exclusive License Agreement dated as of March 5, 2007, as amended on May 16, 2007 (the “License Agreement”). Novosom was transformed from Novosom AG into Novosom Verwaltungs GmbH on March 25, 2011. The License Agreement was assigned by Novosom to Marina Biotech, Inc. (“Marina”) pursuant to an Asset Purchase Agreement dated July 27, 2010 (the “APA”). As partial consideration for the transfer of assets (including the License Agreement) pursuant to the APA, Marina agreed that ProNAi would continue to pay Novosom all amounts which would otherwise have been required to be paid to Marina (as the successor Licensor) under the License Agreement.

Novosom and ProNAi desire to obtain Marina’s consent to remove the payment terms from the License Agreement and allow Novosom and ProNAi to contract directly with one another regarding ProNAi’s payment obligations with respect to Licensed Products (as defined in the License Agreement).

Marina will consent to such removal if the agreement between Novosom and ProNAi also terminates the License Agreement and contains a general waiver and release of claims by Novosom and ProNAi against Marina with respect to the License Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Novosom and ProNAi hereby agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS.

(a) Capitalized terms used but not defined in this Agreement shall have the meanings attributed to such terms in the License Agreement. Such definitions shall survive the termination of the License Agreement.

(b) For clarity, ProNAi and Marina are also parties to an Exclusive License Agreement, dated March 13, 2012, (the “Marina License Agreement”), which is being amended by this Agreement. The Marina License also refers to “Licensed Products” but Novosom disclaims any right to receive payment of any kind for Licensed Products as defined under the Marina License which are not Licensed Products as defined in the License Agreement. Except for Novosom’s waiver in Section 14 of any Claims (as defined in said Section 14) based on or arising out of Section 2.01(d) of the APA, nothing (also not the disclaimer of this Section 1b) contained in this Agreement shall be deemed a termination or modification of the APA or of any rights which Novosom has or may have under the APA, including without limitation any rights to receive payments from Marina under Section 2.04(b) of the APA.

2. ROYALTY PAYMENTS AND MILESTONES. Marina, by its acknowledgement of this Agreement, agrees to the following modifications of ProNAi’s payment obligations with respect to Licensed Products (as defined in the License Agreement), which payment obligations will be preserved in any amendment to the Marina License unless Novosom agrees otherwise:

Unless ProNAi fulfills the requirements for a fully paid-up license set forth in Section 3 within thirty (30) days of the Effective Date and makes the Initial Cash Payment (as defined below) to Novosom as set forth therein, ProNAi shall pay to Novosom all those amounts otherwise due to Marina (as the successor Licensor under the License Agreement) with respect to Licensed Products in accordance with the following:

(a)ProNAi shall pay to Novosom an amount (the “Royalty Equivalent Amount”) equal to a royalty of [***] of Net Sales of ProNAi or any of its sublicensees in respect of such Net Sales of the Licensed Products (“Royalty Equivalent Rate”). To the extent that a sublicense royalty received by ProNAi exceeds [***] of the sublicensee’s Net Sales for the Licensed Products, the Royalty Equivalent Rate shall increase by [***] for every full percentage point in excess of such [***] level. Royalty Equivalent Amounts shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration in such country of the last to expire Valid Claim and all supplementary protection certificates based on a Valid Claim relating to the Licensed Product (each an “SPC”). On a jurisdiction-by-jurisdiction basis, for all periods during which there is no Valid Claim or SPC in a particular jurisdiction, the Royalty Equivalent Rate shall be reduced to [***] for the use of Licensed Know-How and other unpatented technology until the earlier of (i) the three (3) year anniversary of the date of the last to expire of all Valid Claims and SPC’s in such jurisdiction or (ii) the date upon which a third party legally introduces a generic version of the Licensed Product in such jurisdiction.

(b) In the event that any Licensed Product is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then “Net Sales,” for purposes of determining Royalty Equivalent Amounts on the combination during the payment period in question shall be calculated as follows:

(i) By multiplying the Net Sales of the combined product by the fraction A/{A+B), where A is the list price of such Licensed Product as sold separately, and B is the list price of the other active ingredients or components as sold separately.

*Confidential Treatment Requested.

(ii) In the event that there are no separate sales of such Licensed Product or the active ingredients or components in such combination product, Net Sales shall instead be calculated by multiplying them by the formula in the foregoing clause (i), but where A is the commercial value of such Licensed Product if sold separately and B is the commercial value of the other active ingredients or components if sold separately, with each such value determined using criteria and a commercial value mutually agreed upon in writing by Novosom and ProNAi.

(c) The Royalty Equivalent Amounts due under this Section 2 shall be paid to Novosom by ProNAi within sixty (60) days after the end of each calendar quarter in which such Net Sales are made and Royalty Equivalent Amounts are owed hereunder. Each such payment shall be accompanied by a report showing the Net Sales of each Licensed Product sold by ProNAi, or an Affiliate or sublicensee of ProNAi, in each country, the applicable Royalty Equivalent Rate for such Licensed Product, and a calculation of the amount of Royalty Equivalent Amounts.

(d) ProNAi shall not be obligated to pay multiple Royalty Equivalent Amounts to Novosom on Net Sales of a Licensed Product, even if a Licensed Product is covered by more than one Valid Claim.

(e) If ProNAi, in its reasonable judgment, is required to obtain a license from any third party that is not an Affiliate of ProNAi (other than Marina) under any patent in order to practice the Licensed Technology, and if ProNAi is required to pay a royalty under such license calculated on sales of such Licensed Product in any country, and the infringement of such patent cannot reasonably be avoided by ProNAi, or if ProNAi is required by a court of competent jurisdiction to pay such a royalty, then ProNAi’s obligation to pay Royalty Equivalent Amounts to Novosom with respect to such Licensed Product shall be reduced by [***] of the amount of the royalty paid to such third party with respect to such Licensed Product; provided however, that the Royalty Equivalent Amounts payable to Novosom shall not be reduced in any such event below [***] of the applicable amount set forth in Section 2(a) above. Prior to ProNAi exercising its reasonable judgment under this Section 2(e), ProNAi shall provide Novosom with written notice of a potential need to obtain any license from third parties.

(f) ProNAi may withhold from payments due to Novosom amounts for payment of any withholding tax that it is required by law to pay to any taxing authority with respect to such Royalty Equivalent Amounts due to Novosom; provided, however, that in regard to any such tax withholding, ProNAi shall give Novosom such documents and provide any other cooperation or assistance on a reasonable basis as may be necessary to enable Novosom to claim exemption therefrom to receive a full refund of such withholding tax or claim a foreign tax credit and shall, upon Novosom’s request, give proper evidence from time to time as to the payment of such tax.

(g) Translation of sales recorded in local currencies to ProNAi’s or sublicensee’s global currency will be performed in a manner consistent with ProNAi or sublicensee’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, and which uses a widely accepted source of published exchange

*Confidential Treatment Requested.

rates. Royalty Equivalent Amounts will be calculated and paid in Euros, using the rate of conversion from applicable global currency to Euros published in The Wall Street Journal (U.S.) two business days before the due date; provided, however, that for purposes of converting ProNAi’s cash payment obligations upon achievement of milestones with respect to Licensed Products as contemplated by Section 2(j)(ii) below, any such milestone payment in Euros shall be adjusted so that the rate of conversion of U.S. Dollars to Euros is not more than two percent (2%) greater or less than such rate of conversion as published in The Wall Street Journal (U.S.) as of the Effective Date.

(h) All Royalty Equivalent Amounts and Milestone Equivalent Amounts (as defined below) not paid within the time period set forth in this Agreement shall bear interest at a rate of one percent (1%) per month from the due date until paid in full; provided that, in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such Royalty Equivalent Amounts or Milestone Equivalent Amounts when made shall be accompanied by all interest so accrued.

(i) Upfront Payment. Novosom acknowledges and agrees that all up-front payments contemplated in Section 7.1 of the License Agreement have been paid in full as of the Effective Date.

(j) Milestone Equivalent Amounts.

(i) Novosom acknowledges and agrees that the Milestone “Completion of the first Phase I Clinical Trial” specified in Exhibit A has been fulfilled and the payment obligation with respect to the milestone payment specified with respect to such Milestone was satisfied through the issuance to Novosom of 2,108,870 shares of ProNAi’s common stock on May 1, 2013, such number of shares calculated based upon a per share price of $0.625 per share and equal in value to 1,000,000 Euro, and is not subject to further adjustment.

(ii) Within thirty (30) calendar days following ProNAi’s achievement of each of the milestones set forth in Exhibit A attached hereto with respect to each Licensed Product, ProNAi shall pay or issue to Novosom the corresponding consideration set forth in Exhibit A attached hereto (each, a “Milestone Equivalent Amount”). In the event that a milestone is met without all prior milestones being met, all unmet prior milestones shall be deemed met simultaneously with such milestone, accompanied by all interest so accrued.

3. FULLY PAID UP LICENSE.

Marina, by its acknowledgement of this Agreement, agrees to the following additional modifications of ProNAi’s payment obligations with respect to Licensed Products (as defined in the License Agreement), which payment obligations will be preserved in any amendment to the Marina License unless Novosom agrees otherwise:

(a) In the event ProNAi closes on a financing in the minimum amount of Thirty-Five Million United States Dollars ($35,000,000 ,the “Financing”) within thirty (30) days of the Effective Date, then (i) within two (2) business days following the closing of such Financing, ProNAi shall pay Novosom Eleven Million United States Dollars ($11,000,000) in cash (the “Initial Cash Payment”); and (ii) within thirty (30) days following Regulatory

Authority Approval of the Licensed Product, ProNAi shall pay Novosom a Milestone Equivalent Amount, as set forth below in Section 3(b). Upon Novosom’s receipt of the Initial Cash Payment (the “Fully Paid Up Effective Time”), no further payments will be due to Novosom with respect to Licensed Products (other than the Royalty Equivalent Amounts and Milestone Equivalent Amounts set forth in Section 3(b)). In the event a Financing does not close within thirty (30) days of the Effective Date, this Section 3 shall be null and void.

(b) If ProNAi fulfills the requirements for a fully paid-up license as set forth in Section 3(a) within thirty (30) days of the Effective Date and makes the Initial Cash Payment to Novosom as set forth therein, ProNAi also shall pay Novosom:

(i) A Milestone Equivalent Amount payment of Three Million United States Dollars ($3,000,000) in cash following Regulatory Authority Approval of the Licensed Product; and

(ii) A Royalty Equivalent Amount with respect to Licensed Products in accordance with the following: [***] of Net Sales of ProNAi or any of its sublicensees in respect of such Net Sales of the Licensed Product (the “Fully Paid-up Royalty Equivalent Rate”). To the extent that a sublicense royalty received by ProNAi exceeds [***] of the sublicensee’s Net Sales of the Licensed Product, the Fully Paid-up Royalty Equivalent Rate shall increase by [***] for every full percentage point in excess of such [***] level. Royalty Equivalent Amounts shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration in such country of the last to expire Valid Claim and all SPCs. On a jurisdiction-by-jurisdiction basis, for all periods during which there is no Valid Claim or SPC in a particular jurisdiction, the Fully Paid-Up Royalty Equivalent Rate shall be reduced to [***] for the use of Licensed Know-how until the earlier of (i) the three (3) year anniversary of the date of the last to expire of all Valid Claims and SPCs in such jurisdiction or (ii) the date upon which a third party legally introduces a generic version of the Licensed Product in such jurisdiction; and

(c) Except as expressly set forth in this Section 3(b), all financial obligations of ProNAi set forth in the License Agreement are terminated as of the Fully Paid Up Effective Time.

4. PRIMARY TARGET SUBSTITUTION. ProNAi agrees (and Marina, by its acknowledgement of this Agreement, confirms) (a) that ProNAi has right to make one (1) substitution of the Primary Target with another Available Target (including any Secondary Target, to the extent it is an Available Target) [as such terms are defined in the License Agreement] which is targeted with DNAi, upon approval by Marina, which approval shall not be unreasonably withheld, (b) that the product resulting from such substitution shall constitute a Licensed Product as such term is used in the License Agreement, and (c) that in the event of such substitution, Novosom shall have the same rights to receive payments from ProNAi with respect to such License Product as it had under the License Agreement with respect to Licensed Products prior to such substitution. ProNAi agrees that, in the event that ProNAi successfully exercises the foregoing substitution right, it will promptly notify Novosom.

*Confidential Treatment Requested.

5. MANUFACTURING COMPENSATION. Until the earlier of (a) the Fully Paid Up Effective Time or (b) ProNAi’s completion of Phase II Clinical Trials for the Licensed Product, ProNAi shall (1) provide Novosom with a copy of all orders that are placed with a Sourcing Designee or a Manufacturing Designee; and (2) pay Novosom an amount equal to [***] of the aggregate prices paid (net of transportation costs, insurance costs, taxes and duties, and royalties payable to third parties) for (i) the lipids comprising the Licensed Vehicle purchased from a Sourcing Designee and (ii) the Licensed Product purchased from a Manufacturing Designee. Payments shall be made monthly and shall be accompanied by reports showing the calculation of the payment. In the interest of clarity, effective as of the Fully Paid Up Effective Time, ProNAi shall have no obligation to make any payments under this Section 5.

6. RECORDS AND AUDITS. ProNAi and its Affiliates and sublicensees shall keep for three (3) years from the date of each payment of Royalty Equivalent Amounts complete and accurate records of sales by ProNAi and its Affiliates and sublicensees of each Licensed Product, in sufficient detail to allow the accruing Royalty Equivalent Amounts to be determined accurately. Novosom shall have the right for a period of three (3) years after receiving any such report or statement to appoint at its expense an independent certified public accountant reasonably acceptable to ProNAi to inspect the relevant records of ProNAi and its Affiliates and sublicensees to verify such report or statement. ProNAi and its Affiliates and sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Novosom, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised by Novosom more than once in any calendar year nor more than once with respect to sales of any Licensed Product in any given period. Such information shall be deemed to be Confidential Information (as defined herein) and subject to confidentiality pursuant to Section 7. Novosom shall pay for such inspections, except that in the event there is any upward adjustment in the aggregate Royalty Equivalent Amounts, payable for any relevant payment period shown by such inspection of more than [***] of the amount paid, ProNAi shall pay for such inspection. Any dispute arising under this Section 6 shall be resolved in accordance with Section 16 of this Agreement.

7. CONFIDENTIALITY.

(a) Confidential Information. The Parties each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. The Parties each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and will cause its directors, officers, employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Party nor any of their respective directors, officers, employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder or fulfilling its obligations arising pursuant to this Agreement. For clarity, the foregoing shall not limit (or be asserted by either Party to limit) Marina’s existing rights to audit or otherwise have access to either Party’s books or records in order to enforce Marina’s agreements with either Party; in the interest of clarity, this sentence does not create any new or expand any existing audit rights of Marina.

*Confidential Treatment Requested.

(b) Publicity. Neither of the Parties may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (i) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded or (ii) to any investors, prospective investors, prospective acquirer, joint venture partners, lenders and other potential financing sources who are obligated to keep such information confidential.

8. TERM. This Agreement shall become effective upon the occurrence of the Condition Precedent set forth under Section 10. The Agreement shall continue on a country-by-country basis until the later of (a) the expiry, invalidation or abandonment of the last Valid Claim of the Licensed Patent Rights in such country, (b) a Licensed Product becomes publicly available in a country such that the Licensed Product becomes uncompetitive or unprofitable in such country, including by intentional disclosure by Marina or ProNAi of its trade secrets that results in the elimination of an enforceable intellectual property right of Marina or ProNAi, or (c) the expiration or termination of all obligations of ProNAi to pay Royalty Equivalent Amounts or Fully Paid-Up Royalty Equivalent Amounts with respect to Licensed Products sold in such country. Expiration of this Agreement in accordance with the foregoing shall not excuse ProNAi from paying to Novosom all Milestone Equivalent Amounts earned prior to the date of written notice of such termination and Royalty Equivalent Amounts earned pursuant to Sections 2 or 3 herein prior to the effective date of such termination, which amounts shall become due and payable within sixty (60) days of the effective date of such termination. This Agreement may not be terminated except by mutual agreement of the Parties.

9. TERMINATION OF LICENSE AGREEMENT. Novosom and ProNAi agree that the substantive terms of the payment obligations of ProNAi to Novosom under the License Agreement have been restated in this Agreement as payment obligations of ProNAi to Novosom, except to the extent expressly amended hereby, and acknowledge that this Agreement establishes the rights of Novosom to receive payment from ProNAi relative to the Licensed Products formerly covered by the License Agreement. Upon the effectiveness of this Agreement as provided in Section 8 hereof, Novosom hereby consents to the termination of the License Agreement in its entirety and Novosom approves of such termination by ProNAi and Marina.

10. CONDITION PRECEDENT (AUFSCHIEBENDE BEDINGUNG). This Agreement is entered into under the condition precedent that Novosom receives joint notice from ProNAi and Marina that (i) an amendment to the Marina License Agreement has been executed by both ProNAi and Marina and has become effective; and (ii) that such amendment (A) provides ProNAi with rights to sell Licensed Products equivalent to the Grant of Rights (as defined in the License Agreement) and affirms the terms of ProNAi’s payment obligations to Novosom as set forth in this Agreement.

11. REPRESENTATIONS AND WARRANTIES OF PRONAI. ProNAi hereby represents and warrants to Novosom that the Marina License Agreement (i) does not terminate or modify ProNai’s rights to develop and sell Licensed Products as contemplated by the License Agreement and (ii) does not reduce or contain any provision that would be likely to reduce, the payments due to Novosom under this Agreement.

12. REMEDIES. In the event that any of ProNAi’s representations or warranties set forth in this Agreement fail to be true, accurate or complete in all material respects (in each case a “Breach”), then Novosom shall have all rights to seek damages from ProNAi for such Breach in equity or at law. ProNAi shall notify Novosom about any fact, event or circumstance which arises or comes to its knowledge and which is or may be inconsistent with any of ProNAi’s representations or warranties set forth in this Agreement.

13. NO TERMINATION. Marina, by its acknowledgement of this Agreement, and ProNAi agree that they will not (i) terminate the ProNAi’s license with respect to Licensed Products (as defined in the License Agreement) nor (ii) otherwise amend the Marina License in any manner that would reduce, or would be likely to reduce, the payments due to Novosom under this Agreement without Novosom’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing covenant, Novosom acknowledges ProNAi’s right to transfer its entire interest in Licensed Products (as defined in the License Agreement) to a third party on the terms and conditions set forth therein, provided that such third party shall be bound to this Agreement to the extent ProNAi is bound. ProNAi shall immediately after any such transfer notify Novosom and disclose the identity of the party acquiring rights to such Licensed Products to Novosom.

14. WAIVER AND RELEASE. Novosom and ProNAi hereby waive, release and forever discharge Marina, its shareholders, directors, employees, agents, representatives, affiliates, successors, assigns and any other persons or entities claiming by or through Marina (hereinafter collectively and individually “Marina Releasees”) from any and all claims, demands, debts, accounts, actions, suits, damages, liability, losses or expenses of whatever kind and nature (collectively, “Claims”), cognizable at law or equity, whether known or unknown on the date of this release, which Novosom or ProNAi has or claims, or might hereafter have or claim, against any Marina Releasee based upon or arising out of the License Agreement or Section 2.01(d) of the APA. In the interest of clarity, nothing in this Section 14 shall extend such release to Claims based on or arising out of Section 2.04(b) of the APA or this Agreement.

15. SURVIVAL. For the avoidance of doubt, the Parties agree that this Agreement shall survive any change of ownership or change of control regarding ProNAi, including but not limited to an acquisition of the majority of shares of ProNAi by any third party. This Agreement shall also survive any combination of businesses between ProNAi and Marina, including but not limited to merger, acquisitions of ProNAi by Marina, acquisition of Marina by ProNAi, acquisition of relevant IP by ProNAi or acquisition of relevant IP, compound or program by Marina.

16. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be referred to a designated manager (having authority to settle the dispute) of each Party for resolution. If the claim or controversy is not resolved within thirty (30) days thereafter, such controversy or claim shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified hereby. The location of the arbitration shall be Wilmington, Delaware. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. The arbitrators shall have legal and technical expertise relevant to this Agreement and the Licensed Technology. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable to the same extent that remedies or relief could be granted by a court. The decision of any two of the three arbitrators appointed shall be binding upon the Parties. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrators, or may be apportioned between the Parties in any manner deemed appropriate by at least two of the three arbitrators. The enforceability of the arbitrators’ award will be conditioned upon issuance of a written opinion containing findings of fact and conclusions of law. Notwithstanding the foregoing, a Party desiring injunctive relief may bring an action for such relief in the courts of the State of Delaware and the Parties agree to submit to the jurisdiction of such courts for such equitable relief. Remedies shall be cumulative. The Parties acknowledge that equitable relief will be an appropriate remedy to prevent irreparable harm in the case of the breach of the confidentiality provision hereof.

17. AMENDMENT. This Agreement, the annexed Exhibits and any amendments hereto or thereto constitute the entire contract between ProNAi and Novosom with respect to ProNAi’s payment obligations with respect to Licensed Products, and supersede all proposals, oral or written, all previous negotiations, and all other communications between the parties with respect to the subject matter hereof, including, but not limited to, the License Agreement. No modifications, alterations or waivers of any provisions herein contained will be binding on ProNAi and Novosom unless evidenced in writing signed by duly authorized representatives of both parties. In the interest of clarity, this Agreement may be modified or amended without the consent or acknowledgment of Marina. This Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

18. ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either ProNAi or Novosom without the prior express written consent of the other, which consent shall not be unreasonably withheld, provided however, that either party may assign this Agreement without prior written consent to an Affiliate of such party or to a party which acquires all or substantially all of that party’s business, whether by merger, sale of assets or otherwise. A permitted assignee shall, simultaneously with assignment, assume in writing all obligations of the assignor under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 18 will be void.

19. FACSIMILE SIGNATURE. This Amendment may be executed by facsimile or .pdf signature.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NOVOSOM:

NOVOSOM VERWALTUNGS GMBH

By:	/s/ Steffen Panzner
Name:	Steffen Panzner
Title:	CEO

PRONAI:

PRONAI THERAPEUTICS, INC.

By:	/s/ Mina Sooch
Name:	Mina Sooch
Title:	President and CEO

ACKNOWLEDGED:

MARINA BIOTECH, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and CEO

SIGNATURE PAGE TO

LICENSE PAYMENT AGREEMENT

EXHIBIT A

MILESTONE EQUIVALENT AMOUNTS FIRST AND SECOND ONCOLOGY

INDICATIONS

MILESTONE	CASH PAYMENT	EQUITY PAYMENT

Completion of the first Phase I Clinical Trial	None	Satisfied.

Completion of the first Phase II Clinical Trial	One Million Fifty Thousand Euros (€1,050,000)	One Million Nine Hundred and Fifty Thousand Euros (€1,950,000) in the form of ProNAi’s common stock priced in the same manner as the first milestone.

Commencement of the first Phase III Clinical Trial	Five Million Euros (€5,000,000)	None

Completion of the first Phase III Clinical Trial	Five Million Euros (€5,000,000)	None

Regulatory Authority Approval	Seven Million Five Hundred Thousand Euros (€7,500,000)	None

MILESTONE EQUIVALENT AMOUNTS FOR ADDITIONAL ONCOLOGY

INDICATIONS

INDICATION	PERCENTAGE OF THE ABOVE MILESTONE EQUIVALENT AMOUNTS PAYABLE TO NOVOSOM

NDA Submission of supplemental NDA (or relevant foreign equivalent) for 3rd and 4th indication	[***]

NDA Submission of supplemental NDA (or relevant foreign equivalent) for 5th and 6th indication	[***]

NDA Submission of supplemental NDA (or relevant foreign equivalent) for 7th and each subsequent indication	[***]

*Confidential Treatment Requested.

EXHIBIT A -1